[ ] = Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2; Text Omitted and Filed Separately with the Securities and Exchange Commission

Exhibit 10.49

Zymetrics Transition Agreement

THIS AGREEMENT (the “Transition Agreement”) dated as of May 28, 2004 is made by and among Diversa Corporation (“Diversa”), a Delaware corporation, Zymetrics, Inc., a Delaware corporation (“Zymetrics” and successor to Novartis Enzymes, Inc.), Syngenta Seeds AG (“Syngenta Seeds” and successor to Novartis Seeds AG), a Swiss corporation, and Syngenta Participations AG (“Syngenta”), a Swiss corporation (individually a “Party” and collectively the “Parties”).

WHEREAS Diversa and Zymetrics are parties to the Research and Development Agreement dated and effective as of December 1, 1999 (the “Zymetrics Agreement”), and Diversa and Syngenta Seeds are parties to the Joint Venture Agreement dated and effective as of December 1, 1999 (the “Joint Venture Agreement”);

WHEREAS the Joint Venture Agreement and the Zymetrics Agreement will each terminate on November 30, 2004;

WHEREAS Diversa and Syngenta are parties to the Amended and Restated Research Collaboration Agreement entered into as of January 3, 2003 (the “Research Collaboration Agreement”);

WHEREAS Diversa and Syngenta Seeds desire to amend the Joint Venture Agreement and whereas Diversa and Zymetrics desire to amend the Zymetrics Agreement to provide for the transition of certain rights and obligations under the Joint Venture Agreement and the Zymetrics Agreement to the Research Collaboration Agreement, as amended, on the terms and conditions set forth herein; and

WHEREAS Diversa and Syngenta desire to amend the Research Collaboration Agreement accordingly under the terms and conditions of an Amendment entered into contemporaneously with this Transition Agreement (the “Amendment”).

NOW THEREFORE, in consideration of the mutual covenants set forth in this Transition Agreement, the Parties hereby agree to amend the Joint Venture Agreement and the Zymetrics Agreement as follows:

1.

1.	Definitions

The definitions set forth in the Joint Venture Agreement and the Zymetrics Agreement are amended or expanded as follows:

1.1 “CDB” has the meaning set forth under the term “Commercial Development Biomolecule” in the Joint Venture Agreement.

1.2 “Effective Date” means February 21, 2004.

1.3 “[…***…] TB Set” means the set of TBs designated by the Zymetrics Research Committee associated with the […***…] project that are included within the Pre-Amendment Inventions.

1.4 “Post-Amendment Inventions” means all TBs, CDBs, and Biomolecules invented under the Zymetrics Agreement which are not “Pre-Amendment Inventions.”

1.5 “Pre-Amendment Inventions” means the TBs, CDBs and all Biomolecules invented and precisely described but not yet tested under the criteria set forth in the project plans to establish TB or CDB status under the Zymetrics Agreement as of the Effective Date, as documented by written records under the project plans, which have been described in the list delivered by Diversa to Syngenta as of the date of execution of this Transition Agreement.

1.6 “[…***…] TB Set” means the set of TBs designated by the Zymetrics Research Committee associated with the […***…] project that are included within the Pre-Amendment Inventions resulting in the product referred to as “[…***…].”

1.7 “TB” has the meaning set forth under the term “Transferred Biomolecule” in the Zymetrics Agreement.

1.8 “TB Sets” mean the […***…] TB Set, […***…] TB Set, […***…] TB Set, […***…] TB Set, and […***…] TB Set which are each listed separately in the list referenced in Section 1.5 hereof and as to which Diversa has delivered to Syngenta as of the date of execution of this Transition Agreement respective gene sequences and other information to uniquely identify each TB in each set.

1.9 “[…***…] TB Set” means the set of TBs designated by the Zymetrics Research Committee associated with the […***…] project that are included within the Pre-Amendment Inventions.

2.	[ ] = Confidential Treatment Requested; Text Filed Separately with the Securities and Exchange Commission

1.10 “[…***…] TB Set” means the set of TBs designated by the Zymetrics Research Committee associated with the […***…] project that are included within the Pre-Amendment Inventions.

1.11 “[…***…] TB Set” means the set of TBs designated by the Zymetrics Research Committee associated with the […***…] project that are included within the Pre-Amendment Inventions.

2.	Transition to Research and Collaboration Agreement

2.1 As of the Effective Date, Syngenta Seeds and Zymetrics agree to transfer their respective rights and obligations under the Zymetrics Agreement and the Joint Venture Agreement with respect to the Post-Amendment Inventions and the Pre-Amendment Inventions, and all related data, information, reports, records, and intellectual property rights to Syngenta, and Syngenta agrees to accept such rights and obligations as set forth in the Amendment under the terms of the Research Collaboration Agreement, as amended by the Amendment.

2.2 As of the Effective Date, Diversa agrees that its rights and obligations with respect to the Post-Amendment Inventions and the Pre-Amendment Inventions, and all related data, information, reports, records and intellectual property rights, shall be governed by the terms of the Research Collaboration Agreement, as amended by the Amendment.

2.3 As of the Effective Date, there shall be no further research funding under the Joint Venture Agreement and the Zymetrics Agreement, and all funding of Diversa research and development activities by Syngenta or any of its Affiliates shall be governed by the terms and conditions of the Research Collaboration Agreement, as amended by the Amendment.

2.4 As of the Effective Date, all rights and obligations with respect to commercialization fees, profit sharing and royalties, or any other payments specified in the Joint Venture Agreement or the Zymetrics Agreement shall be governed and superseded by the Research Collaboration Agreement, as amended by the Amendment. The third to last sentence of Section 10.4 of the Zymetrics Agreement is hereby deleted and replaced with the following: “The financial obligations of each Party with respect to Transferred Biomolecules or Commercial Development Biomolecules under this Agreement, any License executed pursuant to Section 4.1, or the Joint Venture Agreement shall survive termination or expiration of this Agreement and be

3.	[ ] = Confidential Treatment Requested; Text Filed Separately with the Securities and Exchange Commission governed by the terms of the Amended and Restated Research Collaboration Agreement between Syngenta Participations AG and Diversa dated as of January 3, 2003, as amended.”

2.5 As of the Effective Date, Section 2.1 of the Joint Venture Agreement is amended such that, to the extent Diversa has the right to do so, Diversa agrees to make available to Syngenta and its Affiliates those rights and technology which are necessary for Syngenta and its Affiliates to commercialize the Zymetrics Microbial Products and the Zymetrics Transgenic Products (as defined in the Amendment).

2.6 This Transition Agreement is in full satisfaction of Diversa’s and Syngenta Seeds’ obligations under the last sentence of Section 9.1 of the Joint Venture Agreement.

3.	Board of Directors and Operational Management of Zymetrics

3.1 Articles 4 and 5 of the Joint Venture Agreement are deleted in their entirety. The management, operation, and control of Zymetrics and its management shall be in the sole discretion of Syngenta Seeds and its Affiliates. All Diversa nominees to the Board of Directors of Zymetrics shall tender their written resignation effective as of the date of this Transition Agreement. The number of employees or consultants retained by Zymetrics shall be determined by Zymetrics in its sole discretion. Diversa shall have no obligation to pay for any Management Expenses, as defined in the Joint Venture Agreement, incurred on or after the date of this Transition Agreement. Sections 6.1.2 and 6.1.3 of the Joint Venture Agreement are amended accordingly.

4.	Research Advisory Committee; Dispute Resolution Process

4.1 Section 3 of the Zymetrics Agreement shall be deleted in its entirety. As of the Effective Date, the Research Committee under the Research Collaboration Agreement shall also have the responsibility for the research and development program for the Pre-Amendment Inventions and the Post-Amendment Inventions, in accordance with the terms of the Research Collaboration Agreement, as amended by the Amendment.

4.2 The dispute resolution process, including the arbitration provisions, of the Research Collaboration Agreement shall govern any dispute arising out of the Zymetrics Agreement or the Joint Venture Agreement. Section 11.3 of the Zymetrics Agreement is deleted.

4.

5.	Non-Compete Agreement

5.1 For good and valuable consideration, effective July 16, 2002, Diversa agrees not to market or commercialize, directly or indirectly, or grant a license to any Third Party to market or commercialize any TBs, or products containing or consisting of TBs, within (a) the […***…] TB Set, (b) the […***…] TB Set, (c) the […***…] TB Set, (d) the […***…] TB Set and/or (e) the […***…] TB Set, which TBs or products containing or consisting of TBs […***…] (the “[…***…]”).

5.2. The obligations set forth in Section 5.1 with respect to TBs within the […***…] TB Set, […***…] TB Set, […***…] TB Set, […***…] TB Set, and/or […***…] TB Set, as applicable, shall continue on a TB Set-by-TB Set basis so long as either Syngenta Seeds, Syngenta or any of either of their Affiliates is funding research and/or development activity (internally or externally) or is manufacturing, selling, marketing or otherwise commercializing […***…]. Diversa’s obligation of non-competition shall survive termination of the Zymetrics Agreement, the Joint Venture Agreement and the Research Collaboration Agreement.

5.3 Syngenta’s and its Affiliates’ rights and Diversa’s non-competition obligations as set forth in this Transition Agreement are in addition to, and not in derogation of, any rights that they have under the Research Collaboration Agreement, as amended by the Amendment.

6.	Termination

6.1 The Joint Venture Agreement and the Zymetrics Agreement will terminate as of November 30, 2004.

6.2 Section 9.4 of the Joint Venture Agreement is amended and restated in its entirety as follows:

“9.4 Termination or expiration of this Agreement shall not relieve the parties or any obligation accruing prior to such termination or expiration, nor shall it encumber any of the rights accrued to a Party hereunder prior to such termination or expiration. In addition, upon termination or expiration of this Agreement, the rights granted to the Parties under Sections 2.1, 2.2 and 2.3 for

5.	[ ] = Confidential Treatment Requested; Text Filed Separately with the Securities and Exchange Commission

Diversa Technology shall survive as they relate to Pre-Amendment Inventions, and Post-Amendment Inventions. Further, Diversa will not assert against Syngenta, its Affiliates or Sublicensees any right to patents or know-how it may develop or acquire after the Research Period with respect to such Pre-Amendment Inventions and Post-Amendment Inventions, and further provided that the financial obligations of each party with respect to Pre-Amendment Inventions and Post-Amendment Inventions under the provisions of Section 6.4, 6.5, 6.6 and 6.10, as amended, are terminated as of the Effective Date of the Transition Agreement between Diversa, Zymetrics, Syngenta Seeds AG, and Syngenta Participation AG and are superseded by the Amendment to the Amended and Research Collaboration Agreement between Diversa and Syngenta Participations AG of even date herewith. Further, the provisions of Sections 7.1, 7.2, 7.3, 7.4, 8.2, 8.3, 9.3. 9.4, and 10 of the Joint Venture Agreement and the provisions of the Transition Agreement shall survive the expiration or termination of this Agreement. Termination of this Agreement pursuant to Section 9.2 shall not limit any other rights and remedies of the terminating party.”

6.3 For avoidance of doubt, certain of the definitions in the Zymetrics Agreement and the Joint Venture Agreement shall survive termination of such agreements to the extent used and referenced in the Amendment.

IN WITNESS WHEREOF, the Parties have caused this Transition Agreement to be executed by their duly authorized representatives.

Diversa Corporation		Zymetrics, Inc.

By:	/s/ William Baum	By:	/s/ Edward C. Lesle
	William Baum – EVP		Secretary

Syngenta Seeds AG		Syngenta Participations AG

By:	/s/ Adrian Dubock	By:	/s/ Adrian Dubock
	Adrian Dubock Head M&A Ventures		Adrian Dubock Head M&A Ventures

By:	/s/ Marian T. Flattery	By:	/s/ Marian T. Flattery
	Marian T. Flattery Head of IP and Licensing		Marian T. Flattery Head of IP and Licensing

6.